Exhibit 4.2

RALCORP HOLDINGS, INC.

AND THE GUARANTORS PARTY HERETO

6.625% Notes due 2039

First Supplemental Indenture

Dated as of August 14, 2009

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

TABLE OF CONTENTS
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PAGE

ARTICLE 1

SCOPE OF SUPPLEMENTAL INDENTURE; GENERAL

Section 1.01. Scope of Supplemental Indenture; General	2

ARTICLE 2

CERTAIN DEFINITIONS

Section 2.01. Certain Definitions	4
Section 2.02. Rules of Construction	9

ARTICLE 3

COVENANTS

Section 3.01. Offer to Redeem upon Change of Control Triggering Event.	9
Section 3.02. Restrictions on Secured Debt.	10
Section 3.03. Limitations on Sale and Lease-Back	12
Section 3.04. Applicability of Covenants Contained in the Base Indenture	12

ARTICLE 4

REMEDIES

Section 4.01. Events of Default	13

ARTICLE 5

GUARANTEES

Section 5.01. Unconditional Guarantees	13

ARTICLE 6

THE NOTES

Section 6.01. Form of Notes	13
Section 6.02. Depositary	13

ARTICLE 7

REDEMPTION

Section 7.01. Optional Redemption	14
Section 7.02. Applicability of Sections of the Base Indenture	14

i

ARTICLE 8

DEFEASANCE

Section 8.01.	14

ARTICLE 9

MISCELLANEOUS

Section 9.01. GOVERNING LAW	14

SCHEDULE:

1.	Guarantors

EXHIBIT:

A.	Form of Note

ii

FIRST SUPPLEMENTAL INDENTURE dated as of August 14, 2009 (“Supplemental Indenture”) to the Indenture dated as of August 14, 2009 (the “Base Indenture” and as supplemented by this Supplemental Indenture, the “Indenture”), is by and among RALCORP HOLDINGS, INC., a Missouri corporation (the “Company”), each of the Guarantors a party hereto and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as trustee (as defined in the Indenture, the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of Notes (as defined herein):

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of the Company’s debentures, notes, bonds or other evidences of indebtedness (as defined in the Indenture, the “Debt Securities”), to be issued in one or more series, as in the Indenture provided;

WHEREAS, the Company and the Guarantors desire and have requested the Trustee to join them in the execution and delivery of this Supplemental Indenture in order to establish and provide for the issuance by the Company of a series of Debt Securities designated as its 6.625% Notes due 2039 (the “Notes”), guaranteed by the Guarantors (as defined herein), on the terms set forth herein;

WHEREAS, the Company now wishes to issue Notes in an initial aggregate principal amount of $300,000,000;

WHEREAS, Section 11.1 of the Base Indenture provides that a supplemental indenture may be entered into without the consent of the Holders of any Debt Securities by the Company, the Guarantors and the Trustee for such purpose provided certain conditions are met;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been complied with; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, the Guarantors and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture have been done;

NOW, THEREFORE:

In consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, the Company and the Guarantors mutually covenant and agree with the Trustee, for the equal and ratable benefit of the Holders of the Notes, that the Base Indenture is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE 1

SCOPE OF SUPPLEMENTAL INDENTURE; GENERAL

Section 1.01.  Scope of Supplemental Indenture; General.   (a)   This Supplemental Indenture supplements, and to the extent inconsistent therewith, replaces the provisions of the Indenture, to which provisions reference is hereby made.

The changes, modifications and supplements to the Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes (which shall be initially in the aggregate principal amount of $300,000,000) and shall not apply to any other Debt Securities that have been or may be issued under the Indenture unless a supplemental indenture with respect to such other Debt Securities specifically incorporates such changes, modifications and supplements. Pursuant to this Supplemental Indenture, there is hereby created and designated a series of Debt Securities under the Indenture entitled “6.625% Notes due 2039.” The Notes shall be in the form of Exhibit A hereto, the terms of which are incorporated herein by reference. The Notes shall be guaranteed by the Guarantors as provided in such form and the Indenture.

The Company may issue additional notes subsequent to the Issue Date (such notes, the “Additional Notes” (as defined in Article 19 of the Indenture)) of the same series as the Notes. In the event that the Company shall issue and the Trustee shall authenticate any Additional Notes issued under this Supplemental Indenture subsequent to the Issue Date, the Company shall use its best efforts to obtain the same “CUSIP” number for such Notes as is printed on the Notes outstanding at such time; provided, however, that if any series of Notes issued under this Supplemental Indenture subsequent to the Issue Date is determined, pursuant to an Opinion of Counsel in a form reasonably satisfactory to the Trustee, to be a different class of security than the Notes outstanding at such time for federal income tax purposes, the Company may obtain a “CUSIP” number for such Notes that is different than the “CUSIP” number printed on the Notes then outstanding. Notwithstanding the foregoing, all Notes issued under this Supplemental Indenture shall vote and consent together on all matters as one class, including without limitation on waivers and amendments, and no Holder of Notes will have the right to vote or consent as a separate class from other Holders on any matter except matters which affect such Holder only.

(b)      The information applicable to the Notes required pursuant to Section 3.1 of the Indenture is as follows:

(1)       the title of the Notes is “6.625% Senior Notes due 2039”;

(2)       the initial aggregate principal amount of the Notes is $300,000,000, which may be increased in the future as set out below;

(3)       the Debt Securities will be issued to the Initial Purchasers at a price of 98.827% of the principal amount, resulting in total net proceeds to the Company of $296,481,000; the price to the public will be 99.702% of the principal amount; and 100% of the principal amount will be payable upon declaration of acceleration or maturity;

(4)       principal will be payable as set forth in the form of Note;

(5)       the rate of interest and interest payment and record dates are as set forth in the form of Note;

(6)       not applicable;

(7)       the Notes will be subject to mandatory offer to repurchase as set forth in Article 3 below;

(8)       the Notes will be subject to optional redemption as set forth in Article 7 below;

(9)       the Notes will be issuable in a minimum denomination of $2,000 and higher integral multiples of $1,000;

(10)     not applicable;

(11)     the provisions set forth in the Indenture relating to defeasance and discharge will be applicable;

(12)     not applicable;

(13)     not applicable;

(14)     the rate of interest otherwise applicable to the Notes will be the Overdue Rate;

(15)     not applicable;

(16)     as set forth elsewhere herein;

(17)     the Notes shall be issuable as Global Securities and the provisions of Section 3.4(b) of the Indenture shall apply to the Notes;

(18)     not applicable;

(19)     not applicable;

(20)     the Notes will not be convertible;

(21)     not applicable;

(22)     each of the Guarantors (as defined herein) will guarantee the Notes;

(23)     not applicable;

(24)     the Notes will be secured on the terms set forth in Section 3.02(c) below and the terms of Article XVIII of the Indenture will apply to the Notes;

(25)     the provisions of Article XIX of the Indenture will apply to the Notes;

(26)     not applicable;

(27)     not applicable; and

(26)     as set forth elsewhere herein.

ARTICLE 2

CERTAIN DEFINITIONS

Section 2.01.  Certain Definitions.   Section 1.1 of the Base Indenture is hereby amended by adding the following definitions in their proper alphabetical order which, in the event of a conflict with the definition of terms in the Indenture, shall govern. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Base Indenture.

“Additional Notes” has the meaning ascribed to it in Article 19 of the Base Indenture.

“Attributable Debt” means the present value (discounted at the actual percentage rate inherent in such arrangement as determined in good faith by the Company, compounded semi-annually) of the obligation of a lessee for rental payments during the remaining term of any lease (including any period for which such lease has been extended). Such rental payments shall not include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales). In case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. Any determination of any actual percentage rate inherent in any such arrangement made in good faith by the Company shall be binding and conclusive, and the Trustee shall have no duty with respect to any determination made under this covenant.

“Change of Control” means the occurrence of any one of the following:

(a)       the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and the Company’s Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of the Company’s Subsidiaries;

(b)       the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock, measured by voting power rather than number of shares;

(c)       the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction;

(d)       the first day on which the majority of the members of the Board of Directors cease to be Continuing Directors; or

(e)       the approval of a plan relating to the liquidation or dissolution of the Company by the Company’s stockholders.

Notwithstanding the foregoing, a transaction (or series of related transactions) will not be deemed to involve a Change of Control under clauses (1) or (2) above if the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (a) the direct or indirect Holders of a majority of the Voting Stock of such holding company immediately following that transaction are substantially the same as the Holders of a majority of the Company’s Voting Stock immediately prior to that transaction or (b) the shares of the Company’s Voting Stock outstanding immediately prior to such transaction are converted into or exchanged for a majority of the Voting Stock of such holding company immediately after giving effect to such transaction.

“Change of Control Triggering Event” means the rating on the Notes is lowered by both of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies, in each case, on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). If either of the Rating Agencies (including any replacement rating agency) has ceased to provide a rating for the Notes at the commencement of any Trigger Period, a Change of Control Triggering Event will mean the rating on the Notes is lowered by the remaining Rating Agency and the Notes are rated below Investment Grade by such agency on any date during the Trigger Period. If both Rating Agencies (including any replacement rating agency) have ceased to provide a rating for the Notes, at the commencement of any Trigger Period, a Change of Control Triggering Event will be deemed to have occurred. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Consolidated Net Assets” means total assets after deducting therefrom all current liabilities as set forth on the Company’s most recent consolidated balance sheet and computed in accordance with U.S. generally accepted accounting principles.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors who:

(1)       was a member of the Board of Directors on the date of the Indenture; or

(2)       was nominated for election or elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (or such lesser number comprising a majority of a nominating committee if authority for such nomination, election or appointment has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were Continuing Directors at the time such committee was formed), whether by specific vote or by approval of the proxy statement in which such individual is named as a nominee or otherwise.

Without limiting the generality of the foregoing, “Continuing Director” shall include one or more directors or nominees who are part of a dissident slate of directors in connection with a proxy contest, which director or nominee is approved by the Company’s Board of Directors as a Continuing Director, even if such Board of Directors opposed or opposes the directors for purposes of such proxy contest.

“Credit Facilities” means (i) the Company’s $400 million revolving credit agreement dated as of July 18, 2008 and (ii) the Company’s $200 million term loan credit agreement dated as of August 4, 2008, in each case as amended, modified, supplemented, replaced, renewed or refinanced from time to time.

“DTC” has the meaning ascribed to such term in Section 6.02 of the First Supplemental Indenture.

“Event of Default” means any event specified as such in Section 5.1 of the Indenture or Section 4.01 of the First Supplemental Indenture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Supplemental Indenture” means the First Supplemental Indenture, dated as of August 14, 2009, among the Company, the Guarantors and the Trustee, pursuant to which the Company’s 6.625% Notes due 2039 have been issued.

“Global Note” has the meaning ascribed to such term in Section 6.01 of the First Supplemental Indenture.

“Global Note Holder” has the meaning ascribed to such term in Section 6.02 of the First Supplemental Indenture.

“Guarantors” means all of the Company’s existing and future Subsidiaries that are Guarantors as required pursuant to Article 5 of the First Supplemental Indenture until any such entity’s Guarantee is released.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); or, if applicable, the equivalent investment grade rating by any replacement Rating Agency.

“Issue Date” means August 14, 2009.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, or its successors.

“Notes” has the meaning ascribed to it in the preamble of the First Supplemental Indenture.

“Principal Property” means any manufacturing or processing plant or warehouse distribution facility or office owned or leased at the date hereof or hereafter acquired by the Company or any Restricted Subsidiary of the Company which is located within the United States and the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 5% of Consolidated Net Assets other than:

(1)       any such manufacturing or processing plant or warehouse or any portion thereof (together with the land on which it is erected and fixtures comprising a part thereof) which is financed by industrial development bonds which are tax exempt pursuant to Section 103 of the Internal Revenue Code (or which receive similar tax treatment under any subsequent amendments thereto or any successor laws thereof or under any other similar statute of the United States),

(2)       any property which, as evidenced by or determined pursuant to a board resolution, is not of material importance to the total business conducted by the Company as an entirety or

(3)       any portion of a particular property which, as evidenced by or determined pursuant to a board resolution, is not of material importance to the use or operation of such property.

“Quotation Agent” means one of the Reference Treasury Dealers selected by the Company.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, the Company may appoint a replacement for such Rating Agency that is reasonably acceptable to the Trustee under the Indenture, provided, that Fitch Inc. or its successors shall be deemed to be reasonably acceptable.

“Reference Treasury Dealer” means (i) J.P. Morgan Securities Inc. and Banc of America Securities LLC (or their respective affiliates which are Primary Treasury Dealers), and their successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer(s) selected by the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such Redemption Date.

“Restricted Subsidiary” means (a) a Subsidiary of the Company (i) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States and (ii) which owns a Principal Property and (b) any Guarantor.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

Section 2.02.   Rules of Construction.   Unless the context otherwise requires or except as otherwise expressly provided, the term “interest” in this Indenture shall be construed to include additional interest, if any.

ARTICLE 3

COVENANTS

The following covenants shall apply in addition to the covenants set forth in the Indenture:

Section 3.01.   Offer to Redeem upon Change of Control Triggering Event.

(a)       Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes pursuant to Section 7.01, each Holder of Notes shall have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer described in this Section 3.01 (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.

(b)       Unless the Company has exercised its right to redeem the Notes, within 30 days following the date upon which the Change of Control Triggering Event occurred or, at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall be required to send, by first class mail, a notice to each Holder of Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer shall be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice, or transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

(c)       The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

Section 3.02.   Restrictions on Secured Debt.

(a)       If the Company or any Restricted Subsidiary shall after the date of the Indenture incur, issue, assume or guarantee any loans, whether or not evidenced by negotiable instruments or securities, or any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (hereinafter, “Debt”) secured by pledge of, or mortgage or lien on, any Principal Property of the Company or any Restricted Subsidiary, or on any shares of Capital Stock of or Debt of any Restricted Subsidiary (mortgages, pledges and liens being hereinafter called “Mortgages”), the Company shall secure or cause such Restricted Subsidiary to secure the Notes (and any other Debt Securities issued under the Indenture to the extent the terms thereof so provide) equally and ratably with (or, at the Company’s option, prior to) such secured Debt, so long as such secured Debt shall be so secured, unless the aggregate amount of all such secured Debt would not exceed 15% of Consolidated Net Assets.

(b)       The restrictions set forth in paragraph (a) in this Section 3.02 will not apply to, and there will be excluded from secured Debt in any computation under such restrictions, Debt secured by:

(i)     Mortgages on property of, or on any shares of Capital Stock of or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(ii)    Mortgages in favor of the Company or any Restricted Subsidiary;

(iii)   Mortgages on property, shares of Capital Stock or Debt existing at the time of acquisition thereof (including acquisition through merger, consolidation, purchase, lease or some other method) or to secure the payment of all or any part of the purchase price thereof or cost of construction, development, refurbishment, or improvement thereon or to secure any Debt incurred prior to, at the time of, or within 360 days after the later of the acquisition of such property, shares of Capital Stock or Debt or the completion, development, refurbishment or improvement of construction for the purpose of financing all or any part of the purchase price thereof or construction, development, refurbishment or improvement thereon;

(iv)   Mortgages securing obligations issued by a state, territory or possession of the United States, any political subdivision of any of the foregoing, or the District of Columbia, or any instrumentality of any of the foregoing to finance the acquisition or construction of property, and on which the interest is not, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the Internal Revenue Service, includible in gross income of the Holder by reason of Section 103(a)(1) of the Internal Revenue Code (or any successor to such provision or any other similar statute of the United States) as in effect at the time of the issuance of such obligations;

(v)    Mortgages existing at the date of the Indenture securing Debt outstanding on the date of the Indenture (or Debt in respect of commitments outstanding on the date of the Indenture to the extent such commitments are under a secured Debt facility);

(vi)   any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Mortgage referred to in the foregoing paragraphs (1) to (5), inclusive;provided, however, that such extension, renewal or replacement Mortgage shall be limited to all or part of the same property, shares of Capital Stock or Debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property) and the principal amount of Debt secured by such Mortgage immediately prior to such extension, renewal or refunding is not increased (except any increase in an amount not to exceed the amount of any unfunded commitments on the date of the Indenture referred to in clause (5) in the case of an extension, renewal or replacement of Mortgages previously incurred under clause (5));

(vii)  Mortgages in connection with legal proceedings with respect to any of the Company’s property, including any attachment or judgment lien;

(viii) Mortgages for taxes or assessment, landlords’ liens, mechanic’s liens or charges incidental to the conduct of business or ownership of property, not incurred by borrowing money or securing debt, or not overdue or liens the Company is contesting in good faith, or liens released by deposit or escrow;

(ix)   Mortgages for penalties, assessments, clean-up costs or other governmental charges relating to environmental protection matters;

(x)    Mortgages (other than any lien imposed by ERISA) incurred or deposits made in the ordinary course of business (1) in connection with workers’ compensation, unemployment insurance, other types of social security or retirement benefits and insurance regulatory requirements or (2) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than capital leases), performance bonds, purchase, construction or sales contracts and other similar obligations provided that such liens, in the aggregate, do not detract in a material way from the value of the assets of the Company or its Subsidiaries or impact in a material way the use thereof in the operation of their business and are not incurred in connection with the borrowing of money; and

(xi)   Mortgages on accounts receivable and related contract rights of the Company or any Subsidiary in favor of purchasers or providers of financing under certain financing programs.

(c)       In addition to the provisions of paragraphs (a) and (b) of this Section, the Company and the Guarantors shall equally and ratably secure the Notes to the extent the Company secures its Credit Facilities with any existing or future assets, for so long as such Credit Facilities are secured (whether or not such security interests securing the Credit Facilities are permitted pursuant to the foregoing). This paragraph (c) shall only apply so long as the Credit Facilities are secured by liens. If all liens securing the Credit Facilities are released and not replaced, substantially concurrently, with new liens, then this paragraph (c) shall cease to apply and only the provisions in paragraphs (a) and (b) of this Section shall apply.

Section 3.03. Limitations on Sale and Lease-Back

(a)     The Company shall not, nor shall it permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property of the Company or any Restricted Subsidiary (whether such Principal Property is now owned or hereafter acquired) (except for temporary leases for a term of not more than three years and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries), which Principal Property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person (herein referred to as a “Sale and Lease-Back Transaction”), unless

(i)      the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions of Section 3.02, to issue, assume or guarantee Debt secured by a mortgage upon such Principal Property at least equal in amount to the Attributable Debt in respect of such arrangement without equally and ratably securing the Notes, provided, however, that from and after the date on which such arrangement becomes effective the Attributable Debt in respect of such arrangement shall be deemed for all purposes to be Debt subject to the provisions of Section 3.02;

(ii)     within a period of twelve months before and twelve months after the consummation of the sale and lease-back arrangement, the Company or any Restricted Subsidiaries expends on the property an amount equal to: (i) the net proceeds of the sale of the real property leased pursuant to the arrangement and the Company designates this amount as a credit against the arrangement; or (ii) part of the net proceeds of the sale of the real property leased pursuant to the arrangement and the Company designates this amount as a credit against the arrangement and applies an amount equal to the remainder due as described below; or

(iii)     the Company shall apply an amount in cash equal to the Attributable Debt in respect of such arrangement to the retirement, within 120 days of the effective date of any such arrangement, of Debt of the Company or any Restricted Subsidiary (other than Debt owned by the Company or any Restricted Subsidiary and other than Debt of the Company or any Guarantor which is subordinated to the Notes) which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Debt.

Section 3.04.   Applicability of Covenants Contained in the Base Indenture.   Each of the agreements and covenants of the Company contained in Article Twelve of the Base Indenture shall apply to the Notes.

ARTICLE 4

REMEDIES

Section 4.01.   Events of Default.   In addition to the events set forth in Section 5.1 of the Base Indenture; clause (5) and (6) thereunder shall also apply to any such events with respect to any Guarantor or any Restricted Subsidiary. References to such clauses in Section 5.2 of the Indenture shall, however, only refer to such clauses in the Base Indenture.

ARTICLE 5

GUARANTEES

Section 5.01.   Unconditional Guarantees.   (a) All of the Company’s existing and future Subsidiaries that are guarantors of the Company’s Credit Facilities or other indebtedness for borrowed money will be required to unconditionally guarantee all obligations in respect of the Notes for so long as they remain guarantors under such other indebtedness.

(b)       Each of the Guarantors required to guarantee all obligations in respect of the Notes will execute a Guarantee in the form of Exhibit A to the Indenture to evidence such Guarantee in accordance with the provisions of Article Seventeen of the Base Indenture.

(c)       For purposes of the Notes, Section 17.6(b) of the Indenture will not be applicable, and Section 17.6(a) shall be amended by adding “and all other indebtedness for borrowed money” immediately after “Credit Agreement”

ARTICLE 6

THE NOTES

Section 6.01.   Form of Notes.   The Notes will be issued as Global Securities in the form of Exhibit A hereto and shall be issued in the form of Global Securities.

Section 6.02.   Depositary.   The Depositary for the Global Note will initially be The Depositary Trust Company (“DTC”) and the Global Note will be deposited with, or on behalf of, the Trustee as custodian for DTC and registered in the name of DTC or a nominee of DTC (such nominee being referred to herein as the “Global Note Holder”).

ARTICLE 7

REDEMPTION

Section 7.01.   Optional Redemption.   The Notes will be redeemable, at the option of the Company, at any time in whole or from time to time in part. The Redemption Price for the Notes to be redeemed on any Redemption Date shall be equal to the greater of the following amounts:

(a)       100% of the principal amount of the Notes being redeemed on the Redemption Date; or

(b)       the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed on that Redemption Date (not including any portion of any payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis at the Treasury Rate, as determined by the Reference Treasury Dealer, plus 35 basis points;

plus, in each case, accrued and unpaid interest on the Notes to the Redemption Date. Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date shall be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant record date according to the Notes and the Indenture. The Redemption Price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Section 7.02.   Applicability of Sections of the Base Indenture.   The provisions of Article XIII of the Base Indenture in respect of the Notes shall apply to any optional redemption of the Notes except when such provisions conflict with the foregoing.

ARTICLE 8

DEFEASANCE

Section 8.01.   If the Company shall effect a defeasance of the Notes pursuant to Section 15.2(b) of the Indenture, the Company shall cease to under any obligation to comply with the covenants set forth in Article 3 hereof.

ARTICLE 9

MISCELLANEOUS

Section 9.01.   GOVERNING LAW.   THIS SUPPLEMENTAL INDENTURE AND THE NOTES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAW.

Section 9.02.   Recitals.   The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

RALCORP HOLDINGS, INC.

By:	/s/ S. Monette
Name: S. Monette
Title: Corporate Vice President and Treasurer

On behalf of each entity named in Schedule 1 hereto, as Guarantors

By:	/s/ S. Monette
Name: S. Monette
Title: Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Annie Jaghatspanyan
Name: Annie Jaghatspanyan
Title: Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Carol Ng
Name: Carol Ng
Title: Vice President

[Supplemental Indenture signature page]

SCHEDULE 1

Guarantors

POST FOODS, LLC
BREMNER FOOD GROUP, INC.
FLAVOR HOUSE PRODUCTS, INC.
NUTCRACKER BRANDS, INC.
RH FINANCIAL CORPORATION
RIPON FOODS, INC.
SUGAR KAKE COOKIE, INC.
HERITAGE WAFERS, LLC
THE CARRIAGE HOUSE COMPANIES, INC.
RALCORP FROZEN BAKERY PRODUCTS, INC.
COMMUNITY SHOPS, INC.
THE BUN BASKET, INC.
LOFTHOUSE BAKERY PRODUCTS, INC.
MEDALLION FOODS, INC.
PARCO FOODS, L.L.C.
COTTAGE BAKERY, INC.
BLOOMFIELD BAKERS, A CALIFORNIA LIMITED PARTNERSHIP
LOVIN OVEN, LLC
HARVEST MANOR FARMS, LLC

EXHIBIT A

[FACE OF NOTE]

[INSERT REQUIRED LEGENDS]

Ralcorp Holdings, Inc.

6.625% Note due 2039

[CUSIP] [CINS] _______________

No.	$_______________

Ralcorp Holdings, Inc., a Missouri corporation (the “Company”, which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to ____________________, or its registered assigns, the principal sum of ____________ DOLLARS ($______) or such other amount as indicated on the Schedule of Exchange of Notes attached hereto on August 15, 2039.

[Initial][1] Interest Rate:	6.625% per annum.

Interest Payment Dates: February 15 and August 15, commencing February 15, 2010.

Regular Record Dates: February 1 and August 1.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.

_________________________

1  For Initial Notes only.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by one of its duly authorized officers.

Ralcorp Holdings, Inc.

By:
Name:
Title:

(Form of Trustee’s Certificate of Authentication)

This is one of the 6.625% Notes due 2039 described in the Indenture referred to in this Note.

Date:	Deutsche Bank Trust Company Americas, as Trustee
By:
Authorized Signatory
Title:

[REVERSE SIDE OF NOTE]

Ralcorp Holdings, Inc.

6.625% Note due 2039

1.	Principal and Interest.

The Company promises to pay the principal of this Note on August 15, 2039.

The Company promises to pay interest on the principal amount of this Note on each interest payment date, as set forth on the face of this Note, at the rate of 6.625% per annum [(subject to adjustment as provided below)]. 1

Interest will be payable semiannually (to the holders of record of the Notes at the close of business on the February 1 or August 1 immediately preceding the interest payment date) on each interest payment date, commencing February 15, 2010.

[The Holder of this Note is entitled to the benefits of the Registration Rights Agreement, dated August 14, 2009, between the Company and the Initial Purchasers named therein (the “Registration Rights Agreement”). In the event that the Company does not comply with certain requirements in the Registration Rights Agreement, the interest rate on this Note will increase as set forth in the Registration Rights Agreement.]2

Interest on this Note will accrue from the most recent date to which interest has been paid on this Note [or the Note surrendered in exchange for this Note]3 (or, if there is no existing default in the payment of interest and if this Note is authenticated between a regular record date and the next interest payment date, from such interest payment date) or, if no interest has been paid, from [the Issue Date].4 Interest will be computed in the basis of a 360-day year of twelve 30-day months.

The Company will pay interest on overdue principal, premium, if any, and, to the extent lawful, interest at the rate per annum applicable to this Note. Interest not paid when due and any interest on principal, premium or interest not paid when due will be paid to the Persons that are Holders on a special record date, which will be the 15th day preceding the date fixed by the Company for the payment of such interest, whether or not such day is a Business Day. At least 15 days before a special record date, the Company will send to each Holder and to the Trustee a

_________________________

1  Include only for Initial Note.

2  Include only for Initial Note.

3  Include only for Exchange Note.

4  For Additional Notes, should be the date of their original issue.

notice that sets forth the special record date, the payment date and the amount of interest to be paid.

2.	Indenture, Note Guaranty; Security.

This is one of the Notes issued as a series of Debt Securities under an Indenture dated as of August 14, 2009 (as amended by the First Supplemental Indenture dated as of August 14, 2009 and as further amended from time to time, the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as Trustee. Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture will control.

The Notes are general unsecured obligations of the Company. The Indenture limits the original aggregate principal amount of the Notes to $300,000,000, but Additional Notes may be issued pursuant to the Indenture, and the originally issued Notes and all such Additional Notes will vote together for all purposes as a single class. This Note is secured equally and ratably with certain other indebtedness of the Company and the Guarantors as set forth in the Indenture and is guaranteed as set forth in the Indenture.

3.	Redemption and Repurchase; Discharge Prior to Redemption or Maturity.

This Note is subject to optional redemption, and may be the subject of a Change of Control Offer, as further described in the Indenture. There is no sinking fund or mandatory redemption applicable to this Note.

If the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on the Notes to redemption or maturity, the Company may in certain circumstances be discharged from the Indenture and the Notes or may be discharged from certain of its obligations under certain provisions of the Indenture.

4.	Registered Form; Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of $2,000 principal amount and any multiple of $1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Trustee may require a Holder to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Pursuant to the Indenture, there are certain periods during which the Trustee will not be required to issue, register the transfer of or exchange any Note or certain portions of a Note.

5.	Defaults and Remedies.

If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable. If a bankruptcy or insolvency default with respect to the Company, a Guarantor or a Restricted Subsidiary occurs and is continuing, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

6.	Amendment and Waiver.

Subject to certain exceptions, the Indenture and the Notes may be amended, or default may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency.

7.	Authentication.

This Note is not valid until the Trustee (or Authenticating Agent) signs the certificate of authentication on the other side of this Note.

8.	Governing Law.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflicts of laws principles.

9.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

The Company will furnish a copy of the Indenture to any Holder upon written request and without charge.

[FORM OF TRANSFER NOTICE]

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

In connection with any transfer of this Note occurring prior to (i) the date of an effective Shelf Registration Statement or (ii) one year after the later of the original issuance of this Note or the last date on which this Note was held by the Company or an affiliate of the Company, the undersigned confirms that such transfer is made without utilizing any general solicitation or general advertising and further as follows:

Check One

☐        (1)  This Note is being transferred to a “qualified institutional buyer” in compliance with Rule 144A under the Securities Act of 1933, as amended, and certification in the form of Exhibit C to the Indenture is being furnished herewith.

☐        (2)  This Note is being transferred to a Non-U.S. Person in compliance with the exemption from registration under the Securities Act of 1933, as amended, provided by Regulation S thereunder, and certification in the form of Exhibit B to the Indenture is being furnished herewith.

or

☐        (3)  This Note is being transferred other than in accordance with (1) or (2) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.

If none of the foregoing boxes is checked, the Trustee is not obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in the Indenture have been satisfied.

Date:__________________

Seller

By:______________________

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee:5___________________________

By_____________________________

To be executed by an executive officer

_________________________

5  Signataures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Association Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF NOTES

The following exchanges of a part of this Global Security for Certificated Securities or a part of another Global Security have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Security	Amount of increase in principal amount of this Global Security	Principal amount of this Global Security following such decrease (or increase)	Signature of authorized signatory of Trustee

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